LEHMAN BROTHERS INCOME FUNDS

                                   TRUST CLASS
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE A

The Series currently subject to this Agreement are as follows:


       Lehman Brothers Short Duration Bond Fund



Date: June 1, 2007